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EXHIBIT 10.7

                                                                        ORIGINAL

                             DISTRIBUTION AGREEMENT

         This Distribution Agreement (the "Distribution Agreement"), is made by and between Energy Transfer Corporation, a company incorporated in the State of Nevada, USA, ("ETC") and FemOne, Inc. ("Distributor"), herein sometimes referred to collectively as the "parties".

                                    RECITALS

         WHEREAS, ETC owns the rights to the Biotron Energy Harmonizing Chip (the `Biotron Chip) technology for the entire world;

         WHEREAS, ETC desires to appoint Distributor as an authorized distributor to promote, market, sell and distribute ETC's Biotron Chip in the Territory and to set forth the respective duties, obligations, and responsibilities of ETC and Distributor; and

         WHEREAS, it is the expectation of each of the parties that by entering into this Distribution Agreement, and by the full and faithful observance and performance of their duties, obligations, and responsibilities, a mutually satisfactory relationship between them will be established and maintained.

         NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

         1. DEFINITIONS,

                  (a) "Biotron Chip" shall mean the Biotron Energy Harmonizing Chip manufactured by ETC for sale to Distributors under the "Biotron" trade name for use in harmonizing electro-magnetic field ("EMF") emissions in cellular phones, home telephones and automobiles employing the Biotron Chip technology.

         2. APPOINTMENT, ACCEPTANCE, AND TERRITORY. ETC hereby appoints Distributor to act as an ETC distributor in the countries of the United
States, Canada and Mexico on a non-exclusive basis except as set forth below, (the "Territory") with respect to the three products utilizing the Biotron Chip, the Cell Phone Product by Biotron, the Home Telephone Product by Biotron, and the Automobile Phone Product by Biotron, collectively the Products. Distributor accepts the appointment and agrees to promote, sell, distribute and service the Biotron Chip to the maximum extent possible in the Territory. This appointment does not provide any rights, interests, or implications thereof to distribute any product other than the Products referenced above.

         3. TERM. Unless sooner terminated hereunder, this Distribution Agreement shall remain in effect for a period of twelve (12) months as further defined in this Distribution Agreement.



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         4. DISTRIBUTORSHIP CONDITIONS.

                  (a) Distributor shall be a distributor for ETC in the United States, Canada and Mexico for the promotion, marketing, sale, and distribution of the Products.

                  (b) Distributor shall have the exclusive right, for a period of twelve months to promote, market, sell, AND distribute the Biotron Chip through its multi-level marketing channel (the "MLM Channel") as herein defined. At the end of the twelve month period, the parties will re-evaluate the extension of the exclusive period; however, in the event the parties do not extend the term of twelve months by a written addendum to this agreement, then in that event, the exclusive period shall terminate without any additionally notification in writing by either party. The 12 month period shall he deemed to commence on February 1, 2004 and expire on midnight Pacific Standard Time, January 31, 2005. ETC is under no obligation to determine if other Distributors are either multi-level marketing firms or are purchasing product with a view toward distribution to such firms. ETC agrees that if it determines that a prospective distributor is a multi-level marketing firm, ETC agrees that they will not provide any distribution rights to such prospective distributor.

                  (c) Distributor agrees not to promote, market, sell or distribute the Biotron Chip outside of the Territory without the prior, express, and written consent of ETC.

                  (d) Distributor shall not have the right to grant subdistributorships to third parties without the prior written approval of ETC, which approval may be unreasonably withheld solely at the option of ETC.

                  (e) Distributor agrees not to engage in claims relating to the Biotron Chip, its efficacy, the ownership of the technology, or any claim unrelated to the proposed use of an individual packaged product, the "Products", without the written approval of ETC.

                  (f) The MLM Channel, the Multi-Level-Marketing channel as defined as set forth in Attachment C.

         5. TERMS OF SALE. All sales of the Biotron Chip to Distributor shall he made under and subject to the terms of this Distribution Agreement at such prices and on such terms as ETC shall establish from time to time, beginning with the prices, terms and conditions set forth in ATTACHMENT A and as changed from time to time by ETC upon thirty days written notice to Distributor.

         6. DISTRIBUTOR RELATIONSHIP AND CONDUCT OF BUSINESS.

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                  (a)      Distributor shall maintain one or more sales offices,
                           and shall maintain a selling organization capable of promoting the sale of the Biotron Chip to its multi-level channels.

                  (b) Distributor shall use its best efforts and devote the time and resources necessary to promote, market; sell, distribute and service the Biotron Chip within the Territory.

                  (c) Distributor is expected to stock sufficient quantities of the Biotron Chip to provide adequate sales and service to all of its customers.

                  (d) Nothing contained in this Distribution Agreement shall be construed to constitute Distributor as a partner, joint venture, or agent or employee of ETC, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

                  (e) Distributor shall abide by ETC's policies, as announced from time to time, and communicate such policies to its customers for the Biotron Chip.

                  (f) Distributor shall not make any changes or alterations to the Biotron Chip, or the packaging material pertaining to the Biotron Chip without the express permission of ETC. In addition, Distributor shall not apply the technology of the Biotron Chip to any other application than the Products referenced herein.

         7. ADVERTISING POLICIES. Distributor shall hear the sole responsibility for the advertising and sales promotion of the Biotron Chip, which advertising shall be submitted to and approved by ETC in writing prior to its use.

         8. MINIMUM PURCHASE REQUIREMENTS. Distributor shall immediately commence the promotion, marketing, sale and distribution of the Biotron Chip, and shall from and after the latest date of execution of this Distribution Agreement (the "Twelve Month Anniversary Date") have satisfied the minimum monthly purchase requirements fir the Biotron Chip, set forth in ATTACHMENT A. In the event that Distributor is unable to satisfy the minimum monthly purchase requirements for the Biotron Chip for such date set forth in ATTACHMENT A, then this Distribution Agreement shall become null and void automatically, without written notification of such termination.

         9. PRODUCT WARRANTY POLICIES. ETC makes no warranty or representation with respect to the Biotron Chip, except those, if any, made under ETC's standard warranty. A copy of such warranty is annexed hereto as ATTACHMENT B. ETC reserves the right to amend such warranty from time to time, and Distributor shall not in any manner make representations intended to alter or amend such warranty. The rights and obligations of each of the parties with respect to such warranty are as follows:

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                  (a)      Pursuant to written instructions from ETC,
                           Distributor shall deliver a copy of the applicable warranty to every purchaser of the Biotron Chip from Distributor.

                  (b) Distributor shall replace any Biotron Chip that is proven to be defective in material or workmanship. If any customer makes a claim under a warranty other than the latest applicable warranty with respect to which ETC has notified Distributor, Distributor shall promptly refer such claim to ETC before taking any other action with regard thereto.

                  (c) Upon Distributor's satisfaction of any warranty claim, it shall immediately render a report thereof to ETC.

                  (d) At the end of each month, Distributor shall ship to the location designated by ETC, for ETC's inspection, each Biotron Chip that Distributor replaces during such month pursuant to a claim made under the ETC warranty. If inspection by ETC verifies the claimed defect in material or workmanship, ETC shall replace the Biotron Chip and ship the same to Distributor without expense to Distributor.

         10. TRADE SECRETS AND COMPETITION.

                  (a) In consideration of the execution of this Distribution Agreement by ETC, Distributor covenants and agrees that it will not during or following the term of this Distribution Agreement disseminate, disclose, lecture upon or publish in any manner information relating to the design or manufacturing techniques employed by ETC in the development or manufacture/assembly of the Biotron Chip or information relating to the research and development, marketing, or sales of the Biotron Chip by ETC.

                  (b) Distributor agrees not to reverse engineer, or in any way attempt to disassemble the Biotron Chip.

         11. FINANCIAL POLICIES. For as long as this Distribution Agreement is in effect, Distributor

                  (a) Maintain and employ in connection with Distributor's business and operations under this Distribution Agreement such working capital and net worth as may

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                           be required to enable Distributor properly to fully
                           carry out and perform all of Distributor's duties, obligations and responsibilities under this Distribution Agreement.

                  (b) Pay promptly all amounts due EEC in accordance with the terms of sale extended by ETC from time to time.

                  (c) Furnish ETC with financial statements in such form as EEC may reasonably require from time to time, in the EVENT Distributor is not current in its SEC filings.

         Shipments may he suspended at EEC's discretion in the event that Distributor fails to promptly and faithfully discharge each and EVERY provision of this section,

         12. DELAY IN DELIVERY.

                  (a) ETC shall not be liable for any delay or failure to deliver any Biotron Chip during the term of this Distribution Agreement where such delay or failure to deliver results from circumstances beyond the control of, and without the fault or negligence of, ETC.

                  (b) In no event shall ETC be liable for any incidental, consequential, or special damages for any delay or failure to deliver any Biotron Chip.

         13. USE OF ETC'S NAME. Distributor shall not, without express written authorization from ETC, use, authorize or permit the use of ETC's name or any trademark owned by ETC as part of its firm, corporate or business name or in any way, except to designate products purchased from ETC under the terms of this Distribution Agreement. Distributor shall not contest the right of ETC to the exclusive use of any trademark or trade name used or claimed by ETC, and shall not use similar names that may imply or infer a conflict of name or ownership.

         14. TERMINATION. ETC may cancel and terminate this Distribution Agreement immediately if any of the following occurs:

                  (a) If a receiver is appointed for Distributor, or an assignment having been. made for the benefit of creditors, or if a petition under the bankruptcy or reorganization laws shall be filed by or against Distributor in the Territory.

                  (b) If Distributor assigns this Distribution Agreement, or any rights under this Distribution Agreement in violation of section 18; or if there is a change of control or management of Distributor which is unacceptable to ETC; or if Distributor ceases to function as a going concern, or to conduct its operations in the normal course of business.

                  (c) If Distributor is under investigation by the SEC, whether formal or informal, or by the NASD (National Association of Securities Dealers).

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                  (d)      The minimum purchase as set forth in Paragraph 8
                           above are NOT MET by the specific dates as set forth in Attachment A.

         15. RIGHTS ON TERMINATION OF DISTRIBUTION AGREEMENT. On termination of this Distribution Agreement, all rights and obligations of the parties under this Distribution Agreement shall be extinguished except rights and obligations that shall have accrued prior to the effective date of termination and those surviving termination as otherwise provided in this Distribution Agreement.

         16. NO LIABILITY ON TERMINATION. The right of termination of this Distribution Agreement pursuant to section 15 is absolute. Neither ETC nor Distributor shall incur any liability by reason of such termination, each of the parties mutually releasing the other from any claim or any nature (including, but not limited to, damages sustained on account of loss of prospective profits, or on investments, contracts, leases, or other commitments) resulting from or arising out of termination. However, nothing in this section 16 shall be construed as a release of any obligation that shall have accrued prior to the effective date of termination and that is preserved pursuant to this section.

         17. AMENDMENT. Neither this Distribution Agreement nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by the parties (or in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Distribution Agreement shall he deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by the other party hereto with any obligation, covenant. agreement, or condition contained in this Distribution Agreement shall operate as a waiver or estoppel with respect to, any subsequent or other failure. Whenever this Distribution Agreement requires or permits consent by or on behalf of a party hereto, such consent shall he given in a mariner consistent with the requirements for a waiver of compliance as set forth in this section 17.

         18. ASSIGNMENTS. Distributor may not directly or indirectly sell, assign, or otherwise transfer this Distribution Agreement in whole or in part, or any right or obligation arising therefrom to any third party without the prior written consent of ETC. Any purported assignment or derivation of this provision shall be null and void.

         19. GOVERNING Law. This Distribution Agreement has been signed by Distributor and sent to ETC for final approval and execution, and has been signed and delivered on behalf of ETC. The parties hereto intend this Distribution Agreement to be executed as a Distribution Agreement and to be construed in accordance with the laws of the Nevada.

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         20. ARBITRATION.

                  (a) Any controversy or claim relating to this Agreement (other than a request for injunctive relief), including any controversy or claim as to the arbitrability of any controversy or claim and any claim for rescission, shall be settled by arbitration in the city of Las Vegas, State of Nevada, in accordance with the then rules of the American Arbitration Association, and judos-lent upon an award rendered in such arbitration may be entered in any court having jurisdiction of the matter.

                                    Arbitration shall be by a single arbitrator
                           to he chosen jointly by the parties, provided that, should the parties be unable to agree upon their choice of arbitrator within thirty (30) days after the demand for arbitration.. the arbitrator shall be chosen in accordance with the Rules. The decision of the arbitrator shall be final and binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's discretion and power shall include an appropriate award for costs, including an apportionment thereof, in the absence of which the costs of arbitration shall he borne equally by the parties.

                  (b) Although the procedures specified in this section 20 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Distribution Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Distribution Agreement.

         22. SUCCESSORS BOUND. This Distribution Agreement shall bind the respective parties, their administrators, successors and assigns.

         23. ATTORNEY'S Fees. In the event that any party institutes any action or suit to enforce this Distribution Agreement or to secure relief from any default hereunder or breach hereof, the breaching party shall reimburse the nonbreaching party for all costs, including reasonable attorney's fees, including appeals incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         24. ENTIRE DISTRIBUTION Agreement. This Distribution Agreement; including all Attachments prepared in connection herewith, constitutes the entire Distribution Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and cancels any prior negotiations, distribution agreements, understandings or arrangements between the parties with respect to the subject matter hereof.

         25. SEVERABILITY. If any provision of this Distribution Agreement or portion thereof, or the application thereof to any person or circumstance, shall be held to any extent invalid or unenforceable by a court of competent jurisdiction, the remainder of this Distribution Agreement (or of such provision) and the application thereof in such circumstances shall remain in full force and effect.

         26. REFERENCES. The reference to a number or lettered section, or attachment refers to the section or attachment bearing that number or letter in or attached to this Distribution Agreement, unless otherwise stated.

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         27. RECITALS, The recitals set forth herein are true and correct and are incorporated herein.

         28. SURVIVAL. The representations, warranties and covenants contained in section 10 shall survive the termination of this Distribution Agreement.

         29. COUNTERPARTS. This Distribution Agreement may be executed in any number of counterparts in English each of which shall be deemed an original but all of which together shall constitute one and the same instrument; provided, however, that in any case wherein a conflict arises as to the meaning or interpretation of this Distribution Agreement the English version shall govern.

         This Distribution Agreement shall become effective only upon its execution by the authorized representative of each party.

         IN WITNESS WHEREOF, the parties have executed this Distribution Agreement on the date(s) indicated below.

ENERGY TRANSFER CORPORATION

By: /s/Friedrich K. Gradl
    -----------------------------------------
    Friedrich K. Gradl, Chairman of the Board

Dated: February 1, 2004

DISTRIBUTOR

By: /s/Ray Grimm, Jr.
    -------------------------------
    Ray Grimm, Jr. Chairman and CEO

Dated: February 1, 2004

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                                  ATTACHMENT A
                                       TO
                           ETC DISTRIBUTION AGREEMENT

1.       PRICES, TERMS AND Conditions OF SALE

         a.       Prices

         (i) The purchase price for each Biotron Chip shall be US$, $6.00 for the Cellphone Biotron Chip, $8.00 for the Home Telephone Biotron Chip and $9.00 for the Automobile Biotron Chip, which price shall be guaranteed for the initial period of the contract; and

         (ii) ETC shall ship all Biotron Chips to Distributor FCA (International Chamber of Commerce Incoterms 1990) from ETC's facilities, by air freight, exclusive of insurance, freight. and delivery charges, customs duties, VAT taxes and other similar assessments, all of which shall be the sole responsibility of Distributor.

         b.       Terms and Conditions

         Upon the execution of the Distribution Agreement, Distributor shall he required to purchase the Products based upon the following minimum purchases irrespective of type of Product (Cell Phone, Home Phone or Automobile):

                  10,000 Units prior to 5:00 pm, Pacific Time, on May 15, 2004

                  10,000 Units prior to 5:00 pm, Pacific time, on June 15, 2004

                  20,000 Units prior to 5:00 pm, Pacific time, on July 15, 2004

                  20,000 Units prior to 5:00 pm, Pacific time, on August 15,
                  2004

                  30,000 Units prior to 5:00 pin, Pacific time. on September 15, 2004

                  30,000 Units prior to 5:00 pm, Pacific time, on October 15,
                  2004

         Payments made by bank wire transfer are to be made in US Dollars using the following wire in information:

         Beneficiary Name: Energy Transfer Corporation
         Bank Name:        Wells Fargo Bank Nevada
                           770 East Warm Springs Road, Ste.100
                           Las Vegas, NV 89119
         Bank Telephone:   (702) 407- 9077
         Account #:        3803635550
         Routing #:        321270742
         Swift Code #:     WFBIUS6S

         Products purchased above shall he shipped within fifteen (15) days of receipt of funds

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                                  ATTACHMENT B
                           ENERGY TRANSFER CORPORATION
                  LIMITED WARRANTY AND LIMITATION OF LIABILITY

         Except to the extent otherwise provided herein, Energy Transfer Corporation (ETC) warrants each Biotron Chip sold by ETC only against defects in workmanship and/or materials under normal service and use for a period of one year from receipt by Distributor. Biotron Chips which have been changed or altered in any manner from their original design, or which are improperly or defectively installed, serviced or used are not covered by this warranty.

         The obligations of ETC with respect to this warranty are limited to the replacement of defective products after inspection by ETC and verification of such defects, and. do not include the cost of installation. All products to be considered for replacement are to he returned to the location designated by ETC after receiving authorization from ETC. The buyer assumes all risk and liability whatsoever resulting FROM the use of such products. In no event shall ETC be liable to purchaser for any indirect, special or consequential damages or lost profits, even if ETC has been advised of the possibility thereof, and regardless of whether such products are used singularly or as components in other products.

         The provisions of this warranty and limitation of liability may not he modified in any respect except in writing signed by a duly authorized officer of ETC.

         When printed on or attached to any document issued by ETC or its Distributor this warranty contains the complete and exclusive statement of the obligations of ETC with respect to each Biotron.

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                                  ATTACHMENT C
                       DEFINITION OF MULTI-LEVEL MARKETING

         A forth of marketing and sales that uses independent distributors to recruit more distributors. These distributors are placed in a level just below their sponsors, thus forming a "multi-level" tree or network structure of distributors. Compensation for distributors is based on the business activity of a number of levels of downline distributors (or on downline business centers for binary compensation plans).

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